WABASH NATIONAL CORPORATION
2017 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT
FOR AWARDS GRANTED TO
NON-EMPLOYEE DIRECTORS
            Wabash National Corporation (the “Company”) hereby grants Restricted Stock Units relating to shares of its common stock, $.01 par value, (“Shares”), to the individual named below as the Grantee, subject to the vesting conditions set forth in the attachment.  Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment (collectively the “Agreement”), and in the Company’s 2017 Omnibus Incentive Plan (the “Plan”).

Date of Grant:	________________________
Name of Grantee:	[NAME], residing at [ADDRESS]
Number of Restricted Stock Units Covered by Grant:	________________________
            You agree to all of the terms and conditions described in this Agreement and in the Plan (a copy of which will be provided on request) unless you deliver a notice in writing within 30 days of receipt of this award agreement to the Company’s Compensation Manager stating that you do not accept the terms and conditions described in this Agreement and in the Plan.  You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.
This is not a stock certificate or a negotiable instrument.

WABASH NATIONAL CORPORATION
2017 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT
NON-EMPLOYEE DIRECTOR

Restricted Stock Unit Transferability
This grant is an award of Restricted Stock Units in the number of units set forth on the cover sheet, subject to the vesting and other conditions described below (“RSUs”). Your RSUs may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the RSUs be made subject to execution, attachment or similar process.

Definitions
Capitalized terms not defined in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Vesting
Except as otherwise provided below, your right to the RSUs under this Agreement vests as to the total number of Shares covered by this grant, as shown on the cover sheet, on (i) to the extent any deferral election (any “Deferral Election”) under the Company’s Supplemental Plan has been made with respect to the RSUs, the first anniversary of the Date of Grant shown on the cover sheet or (ii) to the extent no Deferral Election applies, the earlier of (a) the date of the Company’s annual meeting of stockholders in the year following the year in which the Date of Grant shown on the cover sheet occurs and (b) the first anniversary of the Date of Grant shown on the cover sheet (the “Vesting Date”), provided you have continued in service (“Service”) with the Company or a Subsidiary as a Director, Employee or Consultant until such Vesting Date. No additional RSUs will vest after your Service has terminated for any reason except as provided below.

Termination of Service
If your Service terminates before the Vesting Date due to your death or Disability, then your RSUs will immediately vest in full upon your termination of Service date. For purposes of this Agreement, “Disability” means the inability to engage in any substantially gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

If your Service terminates before the Vesting Date due to Retirement (defined as your termination of Service at or after age 65 for any reason other than death or Disability), then a pro-rata portion of your RSUs will vest upon your termination of Service date and the unvested portion of your RSUs will be forfeited. The number of RSUs that vest is equal to the product of (a) the total number of RSUs granted hereunder, multiplied by (b) a fraction, the numerator of which is the number of months of Service completed after the Grant Date and prior to your Retirement, and the denominator of which is twelve (12) months.

In the event that your Service terminates for any reason other than death, Disability or Retirement prior to the Vesting Date, then, except as otherwise provided herein, you will forfeit to the Company all of the RSUs that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed immediately upon your termination of Service date. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for full or partial vesting of your RSUs in connection with the termination of your Service.

Change in Control
In the event of a Change in Control while your RSUs remain outstanding, the applicable provisions of Section 21 of the Plan shall govern the treatment of your RSUs as provided therein.

Delivery
Following the vesting of the RSUs hereunder and at the time provided in this Agreement, but subject to any applicable Deferral Election, the Company will issue to you the Shares to which such vested RSUs relate and pay any related Dividend Equivalents (as defined below). You will have no further rights with regard to an RSU once the Share related to such RSU has been issued and any related Dividend Equivalents have been paid. Subject to any applicable Deferral Election, within seventy (70) days following the Vesting Date (or such earlier date as your RSUs become vested and payable hereunder), the Shares deliverable to you shall be issued, together with any related Dividend Equivalents. Upon settlement, a number of RSUs equal to the number of Shares represented thereby shall be extinguished and such number of RSUs will no longer be considered to be outstanding for any purpose.

Shareholder Rights; Dividend Equivalents
You do not have any of the rights of a shareholder with respect to the RSUs. However, from and after the Grant Date and until the earlier of (i) to the extent no Deferral Election applies, the time when the Shares underlying the vested RSUs (if any) are delivered to you in accordance with this Agreement, (ii) to the extent a Deferral Election applies, the vesting date of the deferred RSUs, or (iii) the time that the RSUs are forfeited in accordance with this Agreement, on each date that the Company pays a cash dividend to holders of its Shares generally, the Company will credit to your account hereunder the right to receive a cash amount equal to the product of (x) the dollar amount of the cash dividend paid per Share on such date multiplied by (y) the total number of unpaid RSUs credited to your account under this Agreement as of such date (a “Dividend Equivalent”). Subject to and conditioned upon the vesting of the underlying RSUs, the aggregate amount of all Dividend Equivalents credited to your account hereunder shall be paid to you in cash (without interest), at the same time that the Shares underlying your vested RSUs are delivered to you (or, to the extent a Deferral Election applies, when the deferred RSUs vest), and your right to receive any such Dividend Equivalents shall be automatically and correspondingly forfeited to the extent that the underlying RSUs are forfeited pursuant to the terms of the Plan and this Agreement. To the extent a Deferral Election applies, any dividend equivalents credited subsequent to the vesting of the deferred RSUs will be governed by the terms of the Company’s Supplemental Plan.

Adjustments
In the event of a stock split, a stock dividend or a similar change in the Shares, the number of RSUs covered by this grant shall be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan. Your RSUs shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Data Privacy
In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting these RSUs, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, if you are not a U.S. resident, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery
The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact the Human Resources Department or the Company’s Compensation Manager at 765-771-5623 to request paper copies of these documents.

The Plan
The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan. This Agreement and the Plan (and, to the extent a Deferral Election applies, the Company’s Supplemental Plan) constitute the entire understanding between you and the Company regarding this grant of RSUs. Any other agreements, commitments or negotiations concerning this grant are superseded except to the extent incorporated by this Agreement.

Code Section 409A
In accordance with Section 13 of the Plan, it is intended that this award of RSUs be exempt from (or comply with) Section 409A of the Code and regulations promulgated thereunder. By way of illustration, solely to the extent that it may be necessary in order to comply with Section 409A of the Code: (i) the termination of your Service shall mean your “separation from service” within the meaning of Section 409A of the Code, and (ii) a “Change in Control” shall mean a transaction that constitutes both a Change in Control as defined in the Plan and a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5).